Exhibit 99.3

Twitter Announces Proposed Settlement of Shareholder Derivative Lawsuits

SAN FRANCISCO, California, January 25, 2021 – Twitter, Inc. (NYSE: TWTR) today announced that it has entered into a binding agreement to settle the shareholder derivative lawsuits pending in the Court of Chancery of the State of Delaware (the “Court”) and the United States District Court for the District of Delaware against the Company and certain current and former directors and officers. The proposed settlement resolves all claims asserted against Twitter and the other named defendants in the derivative lawsuits without any liability or wrongdoing attributed to them personally or the Company.

Under the terms of the proposed settlement, the Twitter Board of Directors will adopt and implement certain corporate governance modifications. In addition, Twitter’s insurers will pay the company $38 million to be used for general corporate purposes. The settlement will not require Twitter to make any payment, aside from covering certain administrative costs related to the settlement, such as those associated with printing and mailing shareholder notice.

The settlement agreement is subject to final approval by the Court. The Court has scheduled the final approval hearing for March 19, 2021 at 11:00 a.m., Eastern Time, at the Court of Chancery of the State of Delaware, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801 (or by telephonic or video means as may be designated by the Court in the interest of public safety), to consider approval of the settlement agreement. Stockholders have the right to object to the settlement agreement. The deadline for the submission by stockholders of an objection to the settlement agreement is February 26, 2021, twenty-one calendar days prior to the hearing.

Additional information regarding the proposed settlement can be found in the below Summary Notice of Proposed Settlement of Stockholder Derivative Action and at www.twitter.com/i/en/landing/2021derivativesettlement.

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Contacts

Investors:

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